UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2017 (June 21, 2017)

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-20540	95-4023433

(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301

(Address of principal executive offices)	(Zip Code)

(818) 878-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)    On June 21, 2017, the Compensation Committee of the Board of Directors of On Assignment, Inc. (the “Company”) unanimously approved the On Assignment, Inc. Deferred Compensation Plan (the “Plan”) effective as of June 1, 2017. Under the Plan, a select group of management or highly compensated employees of the Company and its subsidiaries as designated by the Company, including the Company’s named executive officers, may participate in the Plan to defer receipt of their cash compensation, including up to 75 percent of their salaries and 100 percent of their bonuses. Amounts contributed to the Plan will not be subject to federal or state income taxes until these amounts are ultimately distributed to the participants of the Plan. These amounts will, however, be subject to employment taxes at the time at which such amounts are earned.

The Plan is operated in accordance with Internal Revenue Code Section 409A. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of a calendar-year performance period).  In addition, newly eligible Participants may be able to make deferrals elections for their salaries up to 30 days after they first become eligible to participate in the Plan, if later than the end of the year preceding that in which such deferred amounts will be earned.  Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Plan, including that they do so no later than 12 months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants will be permitted to allocate (and reallocate) their deferrals and any notional earnings on their deferrals, amongst various investment alternatives made available by the Plan administrator for purposes of determining any notional gains or losses on Participant account balances.  These allocations will be hypothetical only and will not give Participants ownership interest in any actual assets of the Company or any trust funding obligations under the Plan, however, the Company may set aside assets to fund its obligations under the Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts: (i) while still in the service of the Company, in either a lump sum or in two to 10 annual installments occurring (or beginning) no earlier than two years after such amounts were earned; or (ii) upon a separation from service, in a lump sum or up to 10 annual installments (beginning no earlier than six months after separation from service). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or a change of control event, the remaining balance of the Participant’s account will generally be distributed with a lump sum or up to 10 annual installments beginning within two years of the separation from service. In addition, a Participant’s account balance will be distributed shortly after the first business day of the month following the Participant’s death or disability or a change of control event related to the Company or the subsidiary for which the participant is employed, without regard to any participant election.

The foregoing summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
10.1	On Assignment, Inc. Deferred Compensation Plan effective as of June 1, 2017

SIGNATURE

According to the requirements of the Securities Exchange Act, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on June 27, 2017.

ON ASSIGNMENT, INC.

/s/	Jennifer Hankes Painter
By:	Jennifer Hankes Painter
Its:	SVP, Chief Legal Officer and Secretary